                                                                    Exhibit 99.1


                                  PRESS RELEASE

                TITAN ANNOUNCES ACQUISITION OF SENCOM CORPORATION


SAN DIEGO, CA - JUNE 1, 2000 -- THE TITAN CORPORATION (NYSE:TTN) today announced that it has entered into a definitive agreement to acquire all the stock of SenCom Corporation, a privately held information technology services company headquartered in Bedford, MA in a cash purchase for an undisclosed amount. SenCom's 335 engineers and scientists will become part of Titan Systems Corporation, Titan's government information technology business.

Founded in 1992 by Dr. Fredrick S. Yeatts, SenCom provides information technology services to government customers, principally the U.S. Air Force, the Defense Information Systems Agency and the U.S. Customs Service, specializing in the engineering and analysis of radar and electro-optical sensors, command and control system development, computer and network security, and business process engineering and program management. SenCom also performs key supporting roles in programs of high national importance such as National Missile Defense, Theater Missile Defense, Space Surveillance Network Improvement, Global Command & Control System and Drug Interdiction and Control.

"The acquisition of SenCom significantly strengthens our relationship with certain key customers including the U.S. Air Force, joint services and the intelligence community. In addition, SenCom brings unique technical capabilities and experience in the areas of sensor and tracking systems, national missile defense, and information security certification. With the acquisition of SenCom, we have added another premier information technology services company to our diversified information technology services business while gaining the valuable technical expertise of more than 300 highly specialized scientists and engineers," said GENE W. RAY, Chairman, President and CEO of Titan.

Headquartered in San Diego, California, The Titan Corporation is a diversified technology company that creates, builds and launches technology-based businesses, offering innovative technical solutions. Three of Titan's four core businesses develop and deploy communications and information technology solutions and services. In addition, Titan markets the leading technology for the electronic pasteurization of food products and is continually identifying promising technologies suitable for commercialization. The Company has 5,400 employees, annualized sales of approximately $750 million and total backlog in excess of $1.6 billion.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including our outlook on the future performance of our core businesses and our growth strategies, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, dependence on continued funding of U.S. Department of Defense programs, government contract procurement and termination risks, risks associated with acquiring other companies, including integration risks, and other risks described in the Company's Securities and Exchange Commission filings.

                                       ###
                           INVESTOR RELATIONS CONTACT:
                      Rochelle Bold, VP Investor Relations
                        (858) 552-9400 or invest@titan.com
                                 MEDIA CONTACT:
                    Wil Williams, VP Corporate Communications
                      (858) 552-9724 or wwilliams@titan.com